Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of Stellar Biotechnologies, Inc. of our report dated December 1, 2017, except for the effects of the share consolidation disclosed in Note 12 – Subsequent Events to the consolidated financial statements, as to which the date is May 7, 2018, relating to the consolidated financial statements of Stellar Biotechnologies, Inc., which appears on page F-2 in Amendment No. 1 to the Registration Statement on Form S-1 of Stellar Biotechnologies, Inc., filed with the Securities and Exchange Commission on May 8, 2018 (Registration No. 333-224314), and to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Moss Adams LLP

Los Angeles, California

June 5, 2018